Exhibit (a)(1)(B)

[INSERT ACCEPT BUTTON]    [INSERT REJECT BUTTON]

FORM EMAIL TO ALL ELIGIBLE EMPLOYEES

To: [Employee Name/email address]

From: options_exchange_offer@jabil.com

Date: May 12, 2008

Subject: Immediate Action Required Regarding Your Stock Options and Stock Appreciation Rights

You have unexercised stock options and stock appreciation rights that will likely be subject to a 20% federal surtax under the recent changes to Section 409A of the Internal Revenue Code. The affected awards are those you received under either Jabil’s 1992 Stock Option Plan or its 2002 Stock Incentive Plan. The awards that may be subject to this tax are those awards with an exercise price per share that is less than the fair market value of Jabil common stock on the awards’ actual grant date and that were unvested as of December 31, 2004.

Jabil has established a solution called a tender offer, or offer, that should eliminate your Section 409A tax liability if you choose to accept it. Your participation in the offer is voluntary.

Actions You Need to Take by June 10, 2008

1.	Review the “Election Form” and “Addendum” to confirm which of your awards are eligible for the offer. The Election Form is attached to this email and your personalized Addendum may be accessed at \\alfarslgl01\Employee_Options_Exchange_Offer_Addendums$. Addendums are listed by employee identification number and the access password is the last four digits of your Social Security number. The Election Form contains the terms and conditions of the offer, and the personalized Addendum contains information about your specific eligible awards, including:

•	the original grant date

•	award number used by UBS

•	the original exercise price

•	the actual grant date

•	the closing per share price of our common stock on the actual grant date

•	the number of unexercised shares subject to the eligible award

If you hold any additional awards that do not appear on the Addendum, those awards are not affected by Section 409A and therefore are not subject to the offer.

2.	Review the attached “Offer to Amend or Replace Certain Outstanding Options and Stock Appreciation Rights” document. This document contains the complete terms and conditions of the offer as well as information that may help you decide whether to participate in the offer.

3.	Review the attached “Frequently Asked Questions.” This document, which can also be found within the “Offer to Amend or Replace Certain Outstanding Options and Stock Appreciation Rights,” should answer many of the questions you have about the offer.

4.	Attend the symposium session, “Section 409A and Tender Offer Solution Overview,” available through Jabil University.

This session is sponsored by Jabil, but is conducted by an outside consultant who has experience in the administration of Section 409A changes and who understands the tender offer solution. This session is designed to help you understand the impact of either accepting or declining the offer and to answer any remaining questions you may have.

You will receive a separate symposium notification via email containing playback instructions.

5.	Review the attached Election Form and submit your decision either electronically via the buttons in this email or by faxing a completed Election Form no later than 5:30 p.m., Eastern Daylight Time, on June 10, 2008. Once you are ready to submit your decision, you may submit the Election Form electronically by clicking the “ACCEPT” or “REJECT” button above. You may also print, complete and fax the Election Form to us at (727) 231-3051. Election Forms may not be submitted by any other means, including United States mail, Federal Express (or similar delivery service) or hand delivery.

Please Note

If you are unable to either print or electronically submit your Election Form, or if you wish to obtain paper versions of the offer documents, please email options_exchange_offer@jabil.com and we will send you paper versions of the documents at no cost to you.

If you accept the terms of the offer as explained in the “Offer to Amend or Replace Certain Outstanding Options and Stock Appreciation Rights,” the affected awards may be amended or replaced to change the exercise price or grant date and you should avoid the 20% federal surtax. *

If you do not accept the terms of the offer, it is likely you will be responsible for the 409A surtax on your affected awards and Jabil will not reimburse you for this surtax. *

The offer is only open to current Jabil employees who elect to accept it by 5:30 p.m., Eastern Daylight Time, on June 10, 2008. *

*	See the “Offer to Amend or Replace Certain Outstanding Options and Stock Appreciation Rights” for the complete terms and conditions of the offer.